Exhibit 99.1

For Immediate Release	Contact:	David F. Kirby
Hudson Highland Group
212-351-7216
david.kirby@hhgroup.com

Hudson Highland Group Pre-announces Second Quarter Results

And Third Quarter Outlook

Q2 Charge Expected; Adjusted EBITDA to Meet Guidance Range

NEW YORK, NY – July 16, 2007 – Hudson Highland Group, Inc. (Nasdaq: HHGP) expects to report EBITDA in the middle of its guidance range of $12.5-13.5 million, excluding an additional $1.5 million charge for its 2006 restructuring program, for the second quarter of 2007. The company also expects to report second quarter revenue between $348-$350 million, below its prior guidance of $355-$370 million. In addition, the company expects to report a gross margin dollar increase of approximately 7 percent over the prior year period.

“The second quarter was highlighted by consistent performance improvement in Europe and the core of our Asia-Pac region,” said Jon Chait, Hudson Highland Group chairman and chief executive officer. “Our North American operation reduced its loss in the second quarter compared with a year ago, but the trajectory of improvement was slower than expected.”

The company’s expected second quarter restructuring charge is due to a recapture by the landlord at its former New York City office location. “This is a positive economic outcome for the company,” said Mary Jane Raymond, executive vice president and chief financial officer. “This action relieves us of all future related lease obligations, any potential subtenant default, additional subtenant leasehold improvements, and approximately half of the broker commissions. The charge includes those commissions and other lease expenses related to the unoccupied period during the second quarter.”

The company will release its formal guidance for the third quarter of 2007 in its second quarter earnings release to be issued after market close on July 25, 2007 and will host a conference call the following day at 9:00 AM ET. Based on second quarter trends and preliminary analysis of operational expectations for the third quarter, the high end of the third quarter adjusted EBITDA guidance range is expected to be flat compared with adjusted EBITDA for the prior year third quarter. As a result, the company expects third quarter adjusted EBITDA guidance to range between $9-$12 million.

Management will conduct a live conference call to be broadcast simultaneously over the Internet to review these preliminary results and outlook at 10:00 AM ET later this morning. Jon Chait, chairman and chief executive officer, Hudson Highland Group, Mary Jane Raymond, executive vice president and chief financial officer, and David F. Kirby, director of investor relations, will host the call.

Individuals wishing to participate can join the conference call by dialing 1-800-374-1532 followed by the participant passcode 7562453 at 9:50 AM ET. For those outside the United States, please call in on 1-706-634-5594 followed by the participant passcode 7562453. Hudson Highland Group’s conference call can also be accessed online through Yahoo! Finance at www.yahoo.com and the investor information section of the company’s website at www.hhgroup.com.

About Hudson Highland Group

Hudson Highland Group, Inc. is a leading provider of permanent recruitment, contract professionals and talent management services worldwide. From single placements to total outsourced solutions, Hudson helps clients achieve greater organizational performance by assessing, recruiting, developing and engaging the best and brightest people for their businesses. The company employs more than 3,600 professionals serving clients and candidates in more than 20 countries. More information is available at www.hhgroup.com.

Safe Harbor Statement

This press release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the company’s history of negative cash flows and operating losses may continue; the ability of clients to terminate their relationship with the company at any time; the impact of global economic fluctuations on temporary contracting operations; risks and financial impact associated with acquisitions and dispositions of non-strategic assets; the company’s reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; restrictions imposed by blocking arrangements; exposure to employment-related claims and limits on insurance coverage related thereto; government regulations; and restrictions on the company’s operating flexibility due to the terms of its credit facility. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.